FOR IMMEDIATE RELEASE

              INTERCHANGE FINANCIAL SERVICES CORPORATION INCREASES
                      QUARTERLY CASH DIVIDEND AND DECLARES
                               3-FOR-2 STOCK SPLIT

         Saddle Brook, N. J., January 19, 2005 - On January 18, 2005, Interchange Financial Services Corporation ("Interchange"), the holding company for Interchange Bank, declared a 3-for-2 stock split. The stock split will be payable on February 18, 2005 to holders of record as of February 2, 2005.

         In addition, Interchange increased its quarterly dividend 8% to $0.135 per common share on a pre-split basis. The first quarter dividend will be payable on February 18, 2005, to holders of record as of January 31, 2005. Going forward, the dividend, adjusted for the stock split, will be $0.09 per quarter.

         Anthony Abbate, president and CEO of the Corporation, stated, "The stock split is important to creating additional liquidity for shareholders and potential investors in the Company. As investors recognize the value of Interchange, it is critical that the amount of float available be adequate to enable any interested investors to acquire Interchange stock. I am also pleased to announce that this is the 11th consecutive yearly increase in our quarterly dividend rate."

About Interchange
Headquartered in Saddle Brook, NJ, Interchange Bank is one of Bergen County's largest independent commercial banks and a wholly owned subsidiary of Interchange Financial Services Corporation (Nasdaq:IFCJ). A thought leader in the industry, the Bank was among the first to implement a broad range of innovative services, including 24-hour, 7-day-a-week online banking and bill paying services, online stock trading, and the ability to apply for a loan online with an instant credit decision. Mutual funds and annuities are offered by ICBA Financial Services, through the Bank's investment department. With $1.5 billion in assets and 29 branches, the Bank focuses its efforts on the local communities from which it derives deposits and generates loans. Through Interchange Bank's subsidiary, Interchange Capital Company, L.L.C., cost effective equipment leasing solutions are available to small- and middle market companies. For additional information, please visit the company's Web site at www.interchangebank.com.

CONTACT: Keating & Co.
Lauren Mackiel, 973-966-1100, lmackiel@keatingco.com

SOURCE: Interchange Financial Services Corporation
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Interchange Financial's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

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